Exhibit 99.1
Date: Thursday, Oct. 6, 2005
ALLIANCE DATA SYSTEMS’ CANADIAN LOYALTY BUSINESS
SIGNS MULTI-YEAR CONTRACT RENEWAL WITH ONTARIO GOVERNMENT ENTERPRISE
•	Alliance Data Systems’ Canadian loyalty business, which operates the AIR MILES® Reward Program, has signed a long-term contract renewal with the Liquor Control Board of Ontario (LCBO), a top-10 AIR MILES Sponsor, and a Sponsor since 1998.

•	In Ontario, the sale of alcohol is regulated by the provincial government and sold primarily through the government-owned LCBO, which is responsible for regulating the production, importation, distribution and sale of alcoholic beverages in the province.

•	The LCBO is a provincial government enterprise employing 6,500 people, including part-time workers. It has 597 stores across Ontario, supplied by five regional warehouses. As reported by the LCBO, net sales in fiscal 2004-2005 reached $3.5 billion (CDN), and the annual dividend hit a record $1.115 billion — the 10th consecutive record dividend. In addition, the LCBO remitted $329 million (CDN) in provincial sales tax to the Ontario government and an additional $442 million (CDN) in federal excise taxes, customs duties, Goods and Services Tax (GST) and municipal taxes. These revenues, totaling $1.9 billion (CDN), support a wide range of government social programs, services and capital projects.

•	The AIR MILES Reward Program is Canada’s premier coalition loyalty program. More than 70 percent of Canadian households — representing more than 15.4 million Canadians — actively collect AIR MILES reward miles at more than 100 leading brand-name Sponsors representing over 14,000 retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as movie passes, family attractions, CDs and DVDs, electronic merchandise, sports and recreation, travel and more.

•	This multi-year renewal demonstrates the important role the AIR MILES Reward Program plays regarding the LCBO’s commitment to providing an enhanced in-store experience for its customers.
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